The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 4, 2020*

November , 2020	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks due December 9, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a return of 1.50 times any appreciation of an equally weighted basket of ten Reference Stocks, up to a maximum return of at least 15.00%, at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 90.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about November 5, 2020 and are expected to settle on or about November 10, 2020.
•	CUSIP: 48132PWM2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $21.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $934.60 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

*This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated November 4, 2020 to product supplement no. 4-II in its entirety (the original preliminary pricing supplement is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109220011887/e11649-424b2.htm).

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of ten Reference Stocks, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Stock Weight: With respect to each Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Upside Leverage Factor: 1.50

Maximum Return: At least 15.00% (corresponding to a maximum payment at maturity of at least $1,150.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Buffer Amount: 10.00%

Pricing Date: On or about November 5, 2020

Original Issue Date (Settlement Date): On or about November 10, 2020

Observation Date *: December 6, 2021

Maturity Date*: December 9, 2021

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Common stock of DocuSign, Inc., par value $0.0001 per share	DOCU	10.00%	$
Common stock of Splunk Inc., par value $0.001 per share	SPLK	10.00%	$
Class A common stock of Slack Technologies, Inc., par value $0.0001 per share	WORK	10.00%	$
Class A common stock of Zoom Video Communications, Inc., par value $0.001 per share	ZM	10.00%	$
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	10.00%	$
Class A common stock of Datadog, Inc., par value $0.00001 per share	DDOG	10.00%	$
Class A common stock of Twilio Inc., par value $0.001 per share	TWLO	10.00%	$
Class A common stock of Alteryx, Inc., par value $0.0001 per share	AYX	10.00%	$
Class A common stock of RingCentral, Inc., par value $0.0001 per share	RNG	10.00%	$
Class A common stock of Veeva Systems Inc., par value $0.00001 per share	VEEV	10.00%	$
PS-2 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.50;
•	a Maximum Return of 15.00%; and
•	a Buffer Amount of 10.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	15.00%	$1,150.00
165.00	65.00%	15.00%	$1,150.00
150.00	50.00%	15.00%	$1,150.00
140.00	40.00%	15.00%	$1,150.00
130.00	30.00%	15.00%	$1,150.00
120.00	20.00%	15.00%	$1,150.00
110.00	10.00%	15.00%	$1,150.00
105.00	5.00%	7.50%	$1,075.00
101.00	1.00%	1.50%	$1,015.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	-10.00%	$900.00
70.00	-30.00%	-20.00%	$800.00
60.00	-40.00%	-30.00%	$700.00
50.00	-50.00%	-40.00%	$600.00
40.00	-60.00%	-50.00%	$500.00
30.00	-70.00%	-60.00%	$400.00
20.00	-80.00%	-70.00%	$300.00
10.00	-90.00%	-80.00%	$200.00
0.00	-100.00%	-90.00%	$100.00

PS-3 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.50, up to the Maximum Return of at least 15.00%. Assuming a hypothetical Maximum Return of 15.00%, an investor will realize the maximum payment at maturity at a Final Basket Value at or above 110.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 7.50% return, or $1,075.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 15.00%, if the closing level of the Basket increases 50.00%, investors will receive at maturity a return equal to the 15.00% Maximum Return, or $1,150.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 10.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 10.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 40.00% of their principal amount and receive only $600.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 10.00%)] = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 10.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 10.00%. Accordingly, under these circumstances, you will lose up to 90.00% of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to

PS-4 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket composed of ten Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-5 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE TECHNOLOGY SECTOR —

Each of the Reference Stocks has been issued by a company associated with the technology sector.  Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

•	LIMITED TRADING HISTORY WITH RESPECT TO SOME OF THE REFERENCE STOCKS —

The common stock of DocuSign, Inc. commenced trading on The NASDAQ Stock Market on April 27, 2018, the Class A common stock of Slack Technologies, Inc. commenced trading on the New York Stock Exchange on June 20, 2019, the Class A common stock of Zoom Video Communications, Inc. commenced trading on The NASDAQ Stock Market on April 18, 2019, the Class A common stock of Datadog, Inc. commenced trading on The NASDAQ Stock Market on September 19, 2019, the Class A common stock of Twilio Inc. commenced trading on the New York Stock Exchange on June 23, 2016 and the Class A common stock of Alteryx, Inc. commenced trading on the New York Stock Exchange on March 24, 2017. Therefore, these Reference Stocks have limited historical performance. Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-6 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

The Basket

The return on the notes is linked to an equally weighted basket consisting of ten Reference Stocks.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on November 3, 2020
Common stock of DocuSign, Inc., par value $0.0001 per share	DOCU	The NASDAQ Stock Market	001-38465	$208.43
Common stock of Splunk Inc., par value $0.001 per share	SPLK	The NASDAQ Stock Market	001-35498	$194.78
Class A common stock of Slack Technologies, Inc., par value $0.0001 per share	WORK	New York Stock Exchange	001-38926	$25.38
Class A common stock of Zoom Video Communications, Inc., par value $0.001 per share	ZM	The NASDAQ Stock Market	001-38865	$451.51
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	The NASDAQ Stock Market	000-22513	$3,048.41
Class A common stock of Datadog, Inc., par value $0.00001 per share	DDOG	The NASDAQ Stock Market	001-39051	$90.14
Class A common stock of Twilio Inc., par value $0.001 per share	TWLO	New York Stock Exchange	001-37806	$280.37
Class A common stock of Alteryx, Inc., par value $0.0001 per share	AYX	New York Stock Exchange	001-38034	$128.20
Class A common stock of RingCentral, Inc., par value $0.0001 per share	RNG	New York Stock Exchange	001-36089	$257.01
Class A common stock of Veeva Systems Inc., par value $0.00001 per share	VEEV	New York Stock Exchange	001-36121	$270.94

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	DocuSign, Inc. offers a software suite for automating the agreement process.
•	Splunk Inc. offers a software platform that enables users to investigate, monitor, analyze and act on data, regardless of format or source.
•	Slack Technologies, Inc. operates a channels-based messaging platform that includes team-based channels that offer a persistent record of the conversations, data, documents and application workflows relevant to a project or a topic and that provides a way for users to share and aggregate information from other software, take action on notifications and advance workflows in third-party applications.
•	Zoom Video Communications, Inc. provides a video-first communications platform that connects people through video, phone, chat and content sharing and enables face-to-face video experiences for thousands of people in a single meeting across disparate devices and locations.
•	Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers programs that enable sellers to sell their products in its stores and to fulfill orders through Amazon.com, Inc.; offers developers and enterprises a set of global compute, storage, database and other service offerings; serves authors and independent publishers with an online service that lets independent authors and publishers choose a royalty option and make their books available in the Kindle Store, along with its own publishing arm; and offers programs that allow authors, musicians, filmmakers, skill and app developers and others to publish and sell content.
PS-7 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

•	Datadog, Inc. offers a monitoring and analytics platform for developers, IT operations teams and business users that integrates and automates infrastructure monitoring, application performance monitoring and log management.
•	Twilio Inc. is a cloud communications platform provider that enables developers to build, scale and operate real-time communications within software applications.
•	Alteryx, Inc. provides an analytics platform that allows organizations to discover, access, prepare and analyze data from multiple sources.
•	RingCentral, Inc. is a provider of software-as-a-service solutions that enable businesses to communicate, collaborate and connect.
•	Veeva Systems Inc. is a provider of industry cloud solutions for the global life sciences industry.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from September 20, 2019 through October 30, 2020. The graph of the historical performance of the Basket assumes that the closing level of the Basket on September 20, 2019 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date. The other graphs below set forth the historical performance of the common stock of Splunk Inc., the common stock of Amazon.com, Inc., the Class A common stock of RingCentral, Inc. and the Class A common stock of Veeva Systems, Inc. based on the weekly historical closing prices of one share of that Reference Stock from January 2, 2015 through October 30, 2020, the historical performance of the common stock of DocuSign, Inc. based on the weekly historical closing prices of one share of that Reference Stock from April 27, 2018 through October 30, 2020, the historical performance of the Class A common stock of Slack Technologies, Inc. based on the weekly historical closing prices of one share of that Reference Stock from June 21, 2019 through October 30, 2020, the historical performance of the Class A common stock of Zoom Video Communications, Inc. based on the weekly historical closing prices of one share of that Reference Stock from April 18, 2019 through October 30, 2020, the historical performance of the Class A common stock of Datadog, Inc. based on the weekly historical closing prices of one share of that Reference Stock from September 20, 2019 through October 30, 2020, the historical performance of the Class A common stock of Twilio Inc. based on the weekly historical closing prices of one share of that Reference Stock from June 24, 2016 through October 30, 2020 and the historical performance of the Class A common stock of Alteryx, Inc. based on the weekly historical closing prices of one share of that Reference Stock from March 24, 2017 through October 30, 2020. The common stock of DocuSign, Inc. commenced trading on The NASDAQ Stock Market on April 27, 2018, the Class A common stock of Slack Technologies, Inc. commenced trading on the New York Stock Exchange on June 20, 2019, the Class A common stock of Zoom Video Communications, Inc. commenced trading on The NASDAQ Stock Market on April 18, 2019, the Class A common stock of Datadog, Inc. commenced trading on The NASDAQ Stock Market on September 19, 2019, the Class A common stock of Twilio Inc. commenced trading on the New York Stock Exchange on June 23, 2016 and the Class A common stock of Alteryx, Inc. commenced trading on the New York Stock Exchange on March 24, 2017. Therefore, these Reference Stocks have limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-8 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

PS-9 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

PS-10 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

PS-11 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

PS-12 | Structured Investments Capped Buffered Return Enhanced Notes Linked to an Equally Weighted Basket of Ten Reference Stocks

to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the

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notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated November 4, 2020 in its entirety. You should not rely on the original preliminary pricing supplement related hereto dated November 4, 2020 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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